                                  EXHIBIT 12

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)

                                                                                 Fiscal Years
                                                           -------------------------------------------------------
                                                               1991       1992       1993       1994       1995
                                                               ----       ----       ----       ----       ----
FIXED CHARGES:

Interest expense and amortization of
     debt expense                                            $   635   $  2,604   $  3,282    $ 3,254   $  1,931
Capitalized interest                                             -          -          -           45        932

Portion of rent expense representative
     of the interest factor:
     Buildings - 33%                                             507        693        746      1,220      1,432
     Office & other equipment - 33%                               18          9          5         65        310
                                                           -------------------------------------------------------
FIXED CHARGES                                                $ 1,160   $  3,306   $  4,033    $ 4,584   $  4,605
                                                           =======================================================
EARNINGS:

LOSS BEFORE PROVISION FOR INCOME TAXES, EXTRAORDINARY        $(1,269)  $(13,562)  $(14,912)   $(7,420)  $(10,874)
     CHARGE AND ACCOUNTING CHANGE

PLUS-FIXED CHARGES                                             1,160      3,306      4,033      4,584      4,605
LESS-CAPITALIZED INTEREST                                        -          -          -          (45)      (932)
                                                           -------------------------------------------------------
EARNINGS                                                     $  (109)  $(10,256)  $(10,879)   $(2,881)  $ (7,201)

RATIO OF EARNINGS TO FIXED CHARGES                              (A)       (B)        (C)         (D)       (E)
                                                           =======================================================

(A) Fiscal year 1991 earnings are insufficient to cover fixed charges by $1,269.

(B) Fiscal year 1992 earnings are insufficient to cover fixed charges by $13,562.

(C) Fiscal year 1993 earnings are insufficient to cover fixed charges by $14,912.

(D) Fiscal year 1994 earnings are insufficient to cover fixed charges by $7,465.

(E) Fiscal year 1995 earnings are insufficient to cover fixed charges by $11,806.